Exhibit 4.8

T.T.I. Team Telecom International Ltd.

2004 Employee Share Option Plan

A. NAME AND PURPOSE

1. Name: This plan, as amended from time to time, shall be known as the “T.T.I. Team Telecom International Ltd. 2004 Share Option Plan” (the “Plan”).

2. Purpose: The purpose and intent of the Plan is to provide incentives to employees, directors, consultants and contractors of T.T.I Team Telecom International Ltd., a company incorporated under the laws of the State of Israel, or any subsidiary or affiliate thereof (the “Company”), by providing them with opportunities to purchase Ordinary Shares, nominal value of 0.5 New Israeli Shekel each (the “Shares”) of the Company, pursuant to a plan approved by the Board of Directors of the Company (the “Board”) which is designed to benefit from, and is made pursuant to, the provisions of either Section 102 or Section 3(9) of the Israeli Income Tax Ordinance [New Version] 1961 (the “Ordinance”), as applicable, and the rules and regulations promulgated thereunder, or with respect to non-Israeli residents, the applicable laws relevant in their respective country of residence.

B. GENERAL TERMS AND CONDITIONS OF THE PLAN

3. Administration:

3.1 The Board shall administer the Plan. Subject to applicable law (and specifically Section 112 of the Companies Law, 1999 (the “Companies Law”)), the Board may appoint a Share Incentive Committee or other committee of the Board and delegate its powers with respect to administration of the Plan to such committee. If appointed, such committee will consist of such number of Directors of the Company as may be fixed from time to time by the Board. The Board shall appoint the members of the committee, may from time to time remove members from, or add members to, the committee and shall fill vacancies in the committee however caused (for the purposes of the Plan, the term “Board” herein shall also refer to the Share Incentive Committee or other committee of the Board, if appointed, as applicable).

3.2 Subject to the general terms and conditions of this Plan and applicable law, the Board shall have the full authority in its discretion, from time to time and at any time, to determine (i) the persons (“Grantees”) to whom options to purchase Shares (the “Options”) shall be granted, (ii) the number of Shares subject to each Option, (iii) the time or times at which the same shall be granted, (iv) the schedule and conditions on which such Options may be exercised and on which such Shares shall be paid for, and/or (v) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan. In determining the number of Shares subject to the Options to be granted to each Grantee, the Board may consider, among other things, the Grantee’s salary and the duration of the Grantee’s employment by the Company.

3.3 Subject to the general terms and conditions of the Plan and the Ordinance, the Board shall have the full authority in its discretion, from time to time and at any time, to determine:

(a) with respect to grants of 102 Options (as defined in Section 5.1(a)(i) below) - whether the Company shall elect the “Ordinary Income Route” under Section 102(b)(1) of the Ordinance (the “Ordinary Income Route”) or the “Capital Gains Route” under Section 102(b)(2) of the Ordinance (the “Capital Gains Route”) (each of the Ordinary Income Route and the Capital Gains Route - a “Taxation Route”) for grants of 102 Options, and the identity of the trustee who shall be granted such 102 Options in accordance with the provisions of this Plan and the then prevailing Taxation Route.

In the event the Board determines that the Company shall elect one of the Taxation Routes for the grant of 102 Options, all grants of 102 Options made following such election shall be subject to the elected Taxation Route, and the Company shall be entitled to change such election only following the lapse of one year from the end of the tax year in which 102 Options are first granted under the then prevailing Taxation Route; and

(b) with respect to the grant of 3(9) Options (as defined in Section 5.1(a)(ii) below) - whether or not 3(9) Options shall be granted to a trustee in accordance with the terms and conditions of this Plan, and the identity of the trustee who shall be granted such 3(9) Options in accordance with the provisions of this Plan.

3.4 Notwithstanding the aforesaid, the Board may, from time to time and at any time, grant 102 Options that will not be subject to a Taxation Route, as detailed in Section 102(c) of the Ordinance (“102(c) Options”).

3.5 The Board may, from time to time, adopt such rules and regulations for carrying out the Plan as it may deem necessary. No member of the Board shall be liable for any act or determination made in good faith with respect to the Plan or any Option granted thereunder.

3.6 The interpretation and construction by the Board of any provision of the Plan or of any Option thereunder shall be final and conclusive and binding on all parties who have an interest in the Plan or any Option or Share issuance thereunder unless otherwise determined by the Board.

4. Eligible Grantees:

4.1 The Board, at its discretion, may grant Options to any employee, director, consultant or contractor of the Company. Anything in this Plan to the contrary notwithstanding, all grants of Options to office holders (i.e., “Nosei Misra”, as such term is defined in the Companies Law) shall be authorized and implemented only in accordance with the provisions of the Companies Law.

4.2 The grant of an Option to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of options pursuant to this Plan or any other share option plan of the Company.

5. Grant of Options, Issuance of Shares, Dividends and Shareholder Rights:

5.1 Grant of Options and Issuance of Shares.

(a) Subject to the provisions of the Ordinance and applicable law,

(i) all grants of Options to employees, directors and office holders of the Company, other than to a Controlling Shareholder of the Company (i.e., “Baal Shlita”, as such term is defined in the Ordinance), shall be made only pursuant to the provisions of Section 102 of the Ordinance and the rules and regulations promulgated thereunder (“102 Options”), or any other section of the Income Tax Ordinance that will be relevant for such issuance in the future; and

(ii) all grants of Options to consultants, contractors or Controlling Shareholders of the Company shall be made only pursuant to the provisions of Section 3(9) of the Ordinance and the rules and regulations promulgated thereunder (“3(9) Options”), or any other section of the Ordinance that will be relevant for such issuance in the future.

(b) Subject to Sections 7.1 and 7.2 hereof, the effective date of the grant of an Option (the “Date of Grant”) shall be the date specified by the Board in its determination relating to the award of such Option. The Board shall promptly give the Grantee written notice (the “Notice of Grant”) of the grant of an Option.

(c) Trust. In the event Options are granted under the Plan to a trustee designated by the Board in accordance with the provisions of Section 3.4 hereof and, with respect to 102 Options, approved by the Israeli Commissioner of Income Tax (the “Trustee”), the Trustee shall hold each such Option and the Shares issued upon exercise thereof in trust (the “Trust”) for the benefit of the Grantee in respect of whom such Option was granted (the “Beneficial Grantee”).

In accordance with Section 102 of the Ordinance and the rules and regulations promulgated thereunder, the tax treatment of 102 Options (and any Shares received upon exercise of such Options) in accordance with the Ordinary Income Route or Capital Gains Route, as applicable, shall be contingent upon the Trustee holding such 102 Options for a period (the “Trust Period”) of at least (i) one year from the end of the tax year in which the 102 Options are granted, if the Company elects the Ordinary Income Route, or (ii) two years from the end of the tax year in which the 102 Options are granted, if the Company elects the Capital Gains Route, or (iii) such other period as shall be approved by the Israeli Commissioner of Income Tax.

With respect to 102 Options granted to the Trustee, the following shall apply:

(i) A Grantee granted 102 Options shall not be entitled to sell the Shares received upon exercise thereof (the “Exercised Shares”) or to transfer such Exercised Shares (or such 102 Options) from the Trust prior to the lapse of the Trust Period;

(ii) Any and all rights issued in respect of the Exercised Shares, including bonus shares but excluding cash dividends (“Rights”), shall be issued to the Trustee and held thereby until the lapse of the Trust Period, and such Rights shall be subject to the Taxation Route which is applicable to such Exercised Shares.

Notwithstanding the aforesaid, Exercised Shares or Rights may be sold or transferred, and the Trustee may release such Exercised Shares (or 102 Options) or Rights from Trust, prior to the lapse of the Trust Period, provided, however, that tax is paid or withheld in accordance with Section 102 of the Ordinance and the Income Tax Rules (Tax Relief in Issuance of Shares to Employees), 2003.

All certificates representing Shares issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the Trust as herein provided.

(d) Subject to the terms hereof, at any time after the options have vested, with respect to any Options or Shares the following shall apply:

(i) Upon the written request of any Beneficial Grantee, the Trustee shall release from the Trust the Options granted, and/or the Shares issued, on behalf of such Beneficial Grantee, by executing and delivering to the Company such instrument(s) as the Company may require, giving due notice of such release to such Beneficial Grantee, provided, however, that the Trustee shall not so release any such Options and/or Shares to such Beneficial Grantee unless the latter, prior to, or concurrently with, such release, provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that all taxes, if any, required to be paid upon such release have, in fact, been paid.

(ii) Alternatively, provided the Shares are listed on a stock exchange or admitted to trading on an electronic securities trading system (such as the Nasdaq Stock Market), upon the written instructions of the Beneficial Grantee to sell any Shares issued upon exercise of Options, the Trustee shall use its reasonable efforts to effect such sale and shall transfer such Shares to the purchaser thereof concurrently with the receipt, or after having made suitable arrangements to secure the payment of the proceeds of the purchase price in such transaction. The Trustee shall withhold from such proceeds any and all taxes required to be paid in respect of such sale, shall remit the amount so withheld to the appropriate tax authorities and shall pay the balance thereof directly to the Beneficial Grantee, reporting to such Beneficial Grantee and to the Company the amount so withheld and paid to said tax authorities.

5.2 Guarantee. In the event a 102(c) Option is granted to a Grantee who is an employee at the time of such grant, if the Grantee’s employment is terminated, for any reason, such Grantee shall provide the Company with a guarantee or collateral securing the payment of all taxes required to be paid upon the sale of the Shares issued upon exercise of such 102(c) Option.

5.3 Dividend. All Shares issued upon the exercise of Options granted under the Plan shall entitle the Beneficial Grantee thereof to receive dividends with respect thereto. For so long as Shares issued to the Trustee on behalf of a Beneficial Grantee are held in the Trust, the dividends paid or distributed with respect thereto shall be remitted (net of any required withholding tax) to the Trustee for the benefit of such Beneficial Grantee or distributed directly to such Beneficial Grantee, as shall be solely determined by the Board prior to each such distribution or payment.

5.4 Shareholder Rights. The holder of an Option shall have no shareholder rights with respect to the Shares subject to the Option until such person shall have exercised the Option, paid the exercise price and become the recordholder of the purchased Shares. Subject to the provisions of the Plan and the provisions of the Articles of Association of the Company, the Exercised Shares shall entitle the Grantee thereof to full shareholder rights, including voting and dividend rights, with respect to such Exercised Shares. As long as the Exercised Shares are registered in the name of the Trustee, the voting rights at the Company’s general meeting attached to such Exercised Shares will remain with the Trustee. However, the Trustee shall not exercise such voting rights at general meetings.

6. Reserved Shares: The total number of Shares that may be subject to Options granted under this Plan shall not exceed 1,000,000 in the aggregate, subject to adjustments as provided in Section 11 hereof. Notwithstanding the aforesaid, the Board shall have full authority in its discretion to determine that the Company may issue, for the purposes of this Plan, previously issued Shares which are held by the Company, from time to time, as Dormant Shares (as such term is defined in the Companies Law). All Shares under the Plan, in respect of which the right hereunder of a Grantee to purchase the same shall, for any reason, terminate, expire or otherwise cease to exist, shall again be available for grant through Options under the Plan.

7. Grant of Options:

7.1 The implementation of the Plan and the granting of any Option under the Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Options granted under it and the Shares issued pursuant to it.

7.2 Without derogating from the foregoing, the Board in its discretion may, subject to the provisions of the Ordinance, award to Grantees Options available under the Plan, provided however, that 102 Options granted under one of the Taxation Routes may be granted to the Trustee only following the fulfillment of any procedure required by the Ordinance or any rules or regulations promulgated thereunder.

7.3 The Notice of Grant shall state, inter alia, the number of Shares subject to each Option, the vesting schedule, the dates when the Options may be exercised, the exercise price, whether the Options granted thereby are 102 Options or 3(9) Options, and such other terms and conditions as the Board at its discretion may prescribe, provided that they are consistent with this Plan. Each Notice of Grant evidencing a 102 Option shall, in addition, be subject to the provisions of the Ordinance applicable to such options.

7.4 Vesting. Without derogating from the rights and powers of the Board under Section 7.3 hereof, unless otherwise specified by the Board in the applicable Notice of Grant, the Options shall be for a term of ten (10) years, and the Board, in its sole discretion, may determine a schedule pursuant to which a Grantee’s interest in Shares subject to an Option granted under the Plan shall vest.

7.5 Acceleration of Vesting. Anything herein to the contrary in this Plan notwithstanding, the Board shall have full authority to determine any provisions regarding the acceleration of a vesting schedule of any Option or the cancellation of all or any portion of any outstanding restrictions with respect to any Option or Share upon certain events or occurrences, and to include such provisions in the Notice of Grant on such terms and conditions as the Board shall deem appropriate.

8. Exercise Price: The exercise price per Share subject to each Option shall be determined by the Board in its sole and absolute discretion.

9. Exercise of Options:

9.1 Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan.

9.2 The exercise of an Option shall be made by a written notice of exercise (the “Notice of Exercise”) delivered by the Beneficial Grantee (or, with respect to Options held in the Trust, by the Trustee upon receipt of written instructions from the Beneficial Grantee) to the Company at its principal executive office, specifying the number of Shares to be purchased and accompanied by the payment therefor, and containing such other terms and conditions as the Board shall prescribe from time to time.

9.3 Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 10 hereof, if any Option has not been exercised and the Shares subject thereto not paid for within ten (10) years after the Date of Grant (or any shorter period set forth in the Notice of Grant), such Option and the right to acquire such Shares shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and, in the event that in connection therewith any Options are still held in the Trust as aforesaid, the Trust with respect thereto shall ipso facto expire, and the Shares subject to such Options shall again be available for grant through Options under the Plan, as provided for in Section 6 herein.

9.4 Each payment for Shares shall be in respect of a whole number of Shares, and shall be effected in cash or by a bank’s check payable to the order of the Company, or such other method of payment acceptable to the Company.

10. Termination of Employment:

10.1 Employees. In the event that a Grantee who was an employee of the Company on the Date of Grant of any Options to him or her ceases, for any reason, to be employed by the Company (the “Cessation of Employment”), all Options theretofore granted to such Grantee when such Grantee was an employee of the Company shall terminate as follows:

(a) The date of the Grantee’s Cessation of Employment shall be the date on which the employee-employer relationship between the Grantee and the Company ceases to exist (the “Date of the Cessation”).

(b) All such Options which are not vested at the Date of Cessation shall terminate immediately.

(c) If the Grantee’s Cessation of Employment is by reason of such Grantee’s death or “Disability” (as hereinafter defined), such Options (to the extent vested at the Date of Cessation) shall be exercisable by the Grantee or the Grantee’s guardian, legal representative, estate or other person to whom the Grantee’s rights are transferred by will or by laws of descent or distribution, at any time until 180 days from the Date of Cessation, and shall thereafter terminate.

For purposes hereof, “Disability” shall mean the inability to engage in any substantial gainful occupation for which the Grantee is suited by education,

training or experience, by reason of any medically determinable physical or mental impairment which is expected to result in such person’s death or to continue for a period of six (6) consecutive months or more.

(d) If the Grantee’s Cessation of Employment is due to any reason other than those stated in Sections 10.1(c), 10.1(e) and 10.1(f) herein, such Options (to the extent vested at the Date of Cessation) shall be exercisable at any time until 90 days after the Date of Cessation, and shall thereafter terminate; provided, however, that if the Grantee dies within such period, such Options (to the extent vested at the Date of Cessation) shall be exercisable by the Grantee’s legal representative, estate or other person to whom the Grantee’s rights are transferred by will or by laws of descent or distribution at any time until 180 days from the Date of Cessation, and shall thereafter terminate.

(e) Notwithstanding the aforesaid, if the Grantee’s Cessation of Employment is due to (i) breach of the Grantee’s duty of loyalty towards the Company, or (ii) breach of the Grantee’s duty of care towards the Company, or (iii) the commission any flagrant criminal offense by the Grantee, or (iv) the commission of any act of fraud, embezzlement or dishonesty towards the Company by the Grantee, or (v) any unauthorized use or disclosure by the Grantee of confidential information or trade secrets of the Company, or (vi) any other intentional misconduct by the Grantee (by act or omission) adversely affecting the business or affairs of the Company in a material manner, or (vii) any act or omission by the Grantee which would allow for the termination of the Grantee’s employment without severance pay, according to the Severance Pay Law, 1963, all the Options whether vested or not shall ipso facto expire immediately and be of no legal effect.

(f) If a Grantee retires (upon reaching the applicable retirement age under applicable law), he shall, subject to the approval of the Board, continue to enjoy such rights, if any, under the Plan and on such terms and conditions, with such limitations and subject to such requirements as the Board in its discretion may determine.

(g) Whether the Cessation of Employment of a particular Grantee is by reason of “Disability” for the purposes of paragraph 10.1(c) hereof or by virtue of “retirement” for purposes of paragraph 10.1(f) hereof, or is a termination of employment other than by reason of such Disability or retirement, or is for reasons as set forth in paragraph 10.1(e) hereof, shall be finally and conclusively determined by the Board in its absolute discretion.

(h) Notwithstanding the aforesaid, under no circumstances shall any Option be exercisable after the specified expiration of the term of such Option.

10.2 Directors, Consultants and Contractors. In the event that a Grantee, who is a director, consultant or contractor of the Company, ceases, for any reason, to serve as such,

the provisions of Sections 10.1(b), 10.1(c), 10.1(d), 10.1(e), 10.1(g) and 10.2(h) above shall apply, mutatis mutandis. For the purposes of this Section 10.2, “Date of Cessation” shall mean:

(a) with respect to directors - the date on which a director submits notice of resignation from the Board or the date on which the shareholders of the Company remove such director from the Board; and

(b) with respect to consultants and contractors - the date on which the consulting or contractor agreement between such consultant or contractor, as applicable, and the Company expires or the date on which either of the parties to such agreement sends the other notice of its intention to terminate said agreement.

10.3 Notwithstanding the foregoing provisions of this Section 10, the Board shall have the discretion, exercisable either at the time an Option is granted or thereafter, to:

(a) extend the period of time for which the Option is to remain exercisable following the Date of Cessation to such greater period of time as the Board shall deem appropriate, but in no event beyond the specified expiration of the term of the Option;

(b) permit the Option to be exercised, during the applicable exercise period following the Date of Cessation, not only with respect to the number of Shares for which such Option is exercisable at the Date of Cessation but also with respect to one or more additional installments in which the Grantee would have vested under the Option had the Grantee continued in the employ or service of the Company.

11. Adjustments, Liquidation and Corporate Transaction:

11.1 Definitions:

“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its subsidiaries;

(ii) a sale or other disposition of at least eighty percent (80%) of the outstanding securities of the Company; or

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation.

11.2 Adjustments. Subject to any required action by the shareholders of the Company, the number of Shares subject to each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the exercise price per share of Shares subject to each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares or the payment of a stock dividend (bonus shares) with respect to the Shares or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

11.3 Liquidation. Unless otherwise provided by the Board, in the event of the proposed dissolution or liquidation of the Company, all outstanding Options will terminate immediately prior to the consummation of such proposed action. In such case, the Board may declare that any Option shall terminate as of a date fixed by the Board and give each Grantee the right to exercise his Option, including any Option which would not otherwise be exercisable.

11.4 Corporate Transaction. In the event of a Corporate Transaction, immediately prior to the effective date of such Corporate Transaction, each Option shall, automatically vest in full so that the Option shall, ten (10) days prior to the effective date of the Corporate Transaction, become fully exercisable for all of the Shares at that time subject to the Option and may be exercised for any or all of those Shares.

11.5 Sale. In the event that all or substantially all of the issued and outstanding share capital of the Company is to be sold (the “Sale”), if determined by the Board, each Grantee shall be obligated to participate in the Sale and sell his or her Shares and/or Options in the Company, provided, however, that each such Share or Option shall be sold at a price equal to that of any other Share sold under the Sale (minus the applicable exercise price), while accounting for changes in such price due to the respective terms of any such Option, and subject to the absolute discretion of the Board.

11.6 The grant of Options under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

12. Limitations on Transfer:

12.1 No Option shall be assignable or transferable by the Grantee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of the Grantee only by such Grantee or by such Grantee’s guardian or legal representative. The terms of such Option shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee.

12.2 The Grantee’s rights to sell Exercised Shares may be subject to certain limitations (including a lock-up or black-out period), as will be requested by the Company or its underwriters (if applicable), from time to time or upon a specific occurrence, and the Grantee unconditionally agrees and accepts to be bound by any such limitations.

13. Term and Amendment of the Plan:

13.1 The Plan shall terminate upon the earliest of (i) the expiration of the ten (10)-year period measured from the date the Plan was adopted by the Board, or (ii) the termination of all outstanding Options in connection with a Corporate Transaction. All Options outstanding at the time of a clause (i) termination event shall continue to have full force and effect in accordance with the provisions of the Plan and the documents evidencing such Options.

13.2 Subject to applicable laws and regulations, the Board in its discretion may, at any time and from time to time, amend this Plan, including effecting the following amendments without the approval of the shareholders of the Company: (i) expanding the class of participants eligible to participate in the Plan; and/or (ii) expanding the types of options or awards provided under the Plan and/or (iii) extending the duration of the Plan. Notwithstanding the aforesaid, at the full discretion of the Board any of the above actions may be brought before the shareholders of the Company for their approval. However, no amendment or modification shall adversely affect any rights and obligations with respect to Options at the time outstanding under the Plan, unless the applicable Grantee consents to such amendment or modification.

14. Withholding and Tax Consequences: The Company’s obligation to deliver Shares upon the exercise of any Options granted under the Plan shall be subject to the satisfaction of all applicable income tax and other compulsory payments withholding requirements. All tax consequences and obligations regarding any other compulsory payments arising from the grant or exercise of any Option, from the payment for, or the subsequent disposition of, Shares subject thereto or from any other event or act (of the Company or the Grantee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the Company and/or the Trustee, as applicable, and hold them harmless against and from any and all liability for any such tax or other compulsory payment, or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax or other compulsory payment from any payment made to the Grantee.

15. Miscellaneous:

15.1 Continuance of Employment. Neither the Plan nor the grant of an Option thereunder shall impose any obligation on the Company to continue the employment or service of any Grantee. Nothing in the Plan or in any Option granted thereunder shall confer upon any Grantee any right to continue in the employ or service of the Company for any period of specific duration, or interfere with or otherwise restrict in any way the right of the Company to terminate such employment or service at any time, for any reason, with or without cause.

15.2 Governing Law. The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

15.3 Use of Funds. Any proceeds received by the Company from the sale of Shares pursuant to the exercise of Options granted under the Plan shall be used for general corporate purposes of the Company.

15.4 Multiple Agreements. The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Board may also grant more than one Option to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Grantee. The grant of multiple Options may be evidenced by a single Notice of Grant or multiple Notices of Grant, as determined by the Board.

15.5 Non-Exclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.